Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: April 15, 2024

LSI INDUSTRIES INC. REPORTS INDUCEMENT GRANTS UNDER NASDAQ LISTING RULES

Cincinnati, OH; April 15, 2024 – LSI Industries Inc. (NASDAQ: LYTS, or the “Company”) a leading U.S. based manufacturer of commercial lighting and display solutions, today announced an inducement grant in accordance with NASDAQ Listing Rule 5635(c)(4) to Michael Romano, Senior Vice President of Procurement and Logistics, effective April 15, 2024. The awards were granted by the Company’s Compensation Committee.

Mr. Romano was granted an inducement stock option to purchase up to 10,000 shares of the Company’s common stock. The award was approved in connection with the commencement of his employment with the Company on April 15, 2024 and has a ten-year term. The option is exercisable at a price of $14.17 per share (the closing price on April 15, 2024). The options will vest in full on the third anniversary date of grant.

About LSI Industries Inc.

Headquartered in Cincinnati, LSI Industries (Nasdaq: LYTS) specializes in the creation of advanced lighting, graphics, and display solutions. The company's American-made products, which include lighting, print graphics, digital graphics, refrigerated, and custom displays, are engineered to elevate brands in competitive markets. With a workforce of nearly 1,600 employees and 11 facilities throughout North America, LSI is dedicated to providing top-quality solutions to its customers. Additional information about LSI is available at www.lsicorp.com.

Forward-Looking Statements

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

Additional note: Today’s news release, along with past releases from LSI Industries Inc., is available on the Company’s internet site at www.lsi-industries.com.

Investor contact: Noel Ryan, IRC; 770.778.2415; LYTS@vallumadvisors.com